SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                          Amylin Pharmaceuticals, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $.001
                         (Title of Class of Securities)

                                    032346108
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 4, 2009
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Partners Master Fund LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS
                  WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  5,592,721

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  5,592,721

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  5,592,721

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  4.06%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Partners Master Fund II LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS
                  WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  2,057,967

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  2,057,967

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,057,967

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.50%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Partners Master Fund III LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS
                  WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  787,207

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  787,207

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  787,207

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.57%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Offshore LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  8,437,895

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  8,437,895

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  8,437,895

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  6.13%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Partners LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS
                  WC

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  4,533,433

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  4,533,433

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,533,433

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  3.29%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Onshore LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  4,533,433

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  4,533,433

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,533,433

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  3.29%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Capital LP

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  12,971,328

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  12,971,328

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,971,328

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.43%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No. 032346108

1        NAME OF REPORTING PERSON
                  IPH GP LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  12,971,328

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  12,971,328

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,971,328

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.43%

14       TYPE OF REPORTING PERSON
                  OO

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Enterprises Holdings L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  12,971,328

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  12,971,328

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,971,328

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.43%

14       TYPE OF REPORTING PERSON
                  PN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Icahn Enterprises G.P. Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  12,971,328

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  12,971,328

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,971,328

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.43%

14       TYPE OF REPORTING PERSON
                  CO

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Beckton Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  12,971,328

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  12,971,328

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,971,328

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.43%

14       TYPE OF REPORTING PERSON
                  CO

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

CUSIP No.  032346108

1        NAME OF REPORTING PERSON
                  Carl C. Icahn

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  (a) / /
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  12,971,328

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  12,971,328

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,971,328

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES//

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.43%

14       TYPE OF REPORTING PERSON
                  IN

                                  SCHEDULE 13D
                                 AMENDMENT NO. 4

Item 1. Security and Issuer

     The Schedule 13D filed with the Securities and Exchange Commission ("SEC") by the Reporting Persons on May 22, 2008 (as amended, the "Initial 13D"), as amended by amendment No. 1, amendment no. 2 and amendment no. 3 thereto, with respect to the shares of Common Stock, par value $.001 (the "Shares"), issued by Amylin Pharmaceuticals, Inc., (the "Issuer"), is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D. The address of the principal executive offices of the Issuer is 9360 Towne Centre Drive, San Diego, California 92121.

Item 3. Source and Amount of Funds or Other Consideration

     The aggregate purchase price of the 12,971,328 Shares purchased by the Reporting Persons collectively was $316,400,196 (including commissions). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of the Shares purchased by the Reporting Persons was obtained through margin borrowing. The Shares purchased by the Reporting Persons are maintained in margin accounts that include positions in securities in addition to Shares. As of the close of business on February 3, 2009, the indebtedness of (i) Icahn Partners' margin account was approximately $25,515,330, (ii) Icahn Master's margin account was approximately $103,506,072, (iii) Icahn Master II's margin account was approximately $29,822,299, and (iv) Icahn Master III's margin account was approximately $6,335,111.

Item 5. Interest in Securities of the Issuer

     Item 5(a) of the Initial 13D is hereby amended and restated to read in its entirety as follows:

          (a) As of February 4, 2009, the Reporting Persons may be deemed to beneficially own, in the aggregate, 12,971,328 Shares, representing approximately 9.43% of the Issuer's outstanding Shares (based upon the 137,617,353 Shares stated to be outstanding as of October 28, 2008 by the Issuer in the Issuer's Form 10-Q, filed with the Securities and Exchange Commission on November 4, 2008).

     Item 5(b) of the Initial 13D is hereby amended and restated to read in its entirety as follows:

          (b) Icahn Master has sole voting power and sole dispositive power with regard to 5,592,721 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 2,057,967 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 787,207 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 4,533,433 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

          Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

     Item 5(c) of the Initial 13D is hereby amended by the addition of the following:

          (c)

          The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons. Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Name of            Date of             No. of Shares         Purchase Price Per
Reporting          Transaction         Purchased             Share  (U.S.$)
Person
--------------------------------------------------------------------------------
Icahn Partners     1/30/2009              273,846                11.3948
--------------------------------------------------------------------------------
Icahn Partners     2/2/2009                36,418                11.4675
--------------------------------------------------------------------------------
Icahn Master       1/30/2009              339,204                11.3948
--------------------------------------------------------------------------------
Icahn Master       2/2/2009                22,447                11.4675
--------------------------------------------------------------------------------
Icahn Master II    1/30/2009              125,320                11.3948
--------------------------------------------------------------------------------
Icahn Master III   1/30/2009               47,936                11.3948
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2009


ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN ONSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory



 [Signature Page of Schedule 13D Amendment No. 4 - Amylin Pharmaceuticals, Inc.]

ICAHN CAPITAL LP
         By: IPH GP LLC, its general partner
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Peter K. Shea
              -----------------
              Name: Peter K. Shea
              Title: President


IPH GP LLC
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Peter K. Shea
              -----------------
              Name: Peter K. Shea
              Title: President


ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Peter K. Shea
              -----------------
              Name: Peter Shea
              Title: President



 [Signature Page of Schedule 13D Amendment No. 4 - Amylin Pharmaceuticals, Inc.]

ICAHN ENTERPRISES G.P. INC.

By:  /s/ Peter K. Shea
     -----------------
     Name: Peter K. Shea
     Title: President


BECKTON CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name: Edward E. Mattner
     Title: Authorized Signatory



 [Signature Page of Schedule 13D Amendment No. 4 - Amylin Pharmaceuticals, Inc.]

Dated: February 4, 2009


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



 [Signature Page of Schedule 13D Amendment No. 4 - Amylin Pharmaceuticals, Inc.]